Exhibit 99.1

October 20, 2003	Contact: Craig A. McCollam
Dionex Corporation
(408) 481-4107

DIONEX REPORTS RECORD FIRST QUARTER RESULTS

FOR RELEASE MONDAY, OCTOBER 20, 2003 1:05 P.M. PDT

Sunnyvale, California — Dionex Corporation (NASDAQ: DNEX) today announced revenues and earnings for its first quarter ended September 30, 2003.

Sales for the first quarter of fiscal 2004 were $53.3 million, an increase of 13% compared to the $47.3 million reported in first quarter of fiscal 2003. The favorable impact of currency fluctuations increased sales by 5% for the quarter. Operating income for the quarter grew 24% to 22% of sales. Diluted earnings per share were $.35, an increase of 21% compared to the $.29 reported last year. Cash flow from operations was also very strong totaling approximately $13 million, or 25% of sales.

During the first quarter, the Company repurchased 282,100 shares of its common stock.

A.     Blaine Bowman, Chairman of the Board, commenting on the results, said, “We are very pleased with our first quarter results. These results are records for a first quarter in both sales and earnings per share. They also continue a string of six consecutive quarters of strong growth in sales and earnings. In each of our major geographic regions and across all of our major product lines, we again experienced solid growth. We believe that we have good momentum heading into our second quarter.”

Lukas Braunschweiler, President and Chief Executive Officer, said, “We experienced very strong growth in the first quarter. Our North American business increased sales in the mid teens, with particularly strong results from the government sector. Europe reported another quarter of solid growth, as sales grew in the mid teens in reported growth and mid-single digits in local currency. Our Asia/Pacific region grew nicely with sales growing in the high-single digits. We also saw continued strong growth in both our IC and HPLC product lines.

“We continued to experience strong dynamics in our key life sciences and environmental markets. In our other markets, we reported solid results with all of our markets growing, except power.

“Looking at the second quarter of fiscal 2004, we estimate that sales will be in the range of $60-$62 million and earnings per share in the range of $.44-$.46, given the good momentum observed in the first quarter. For the entire year, we are increasing our guidance; we believe that our sales will be in the range of $233-$239 million and our earnings per share in the range of $1.69-$1.75. In developing these estimates, we believe that our recently introduced products will again have a positive impact and that there will not be a significant change in economic conditions in North America or Europe. Our guidance also presumes that currency rates will not fluctuate significantly from where they were at September 30, 2003.

“We further strengthened our executive management team, as of October 1, 2003. The executive team now includes 3 vice presidents over each of our major geographic sales & service regions. David Bow joined Dionex as head of North American Sales and Service and Corporate Marketing. David has 17 years of experience in our industry, most recently as President of Genesis Chemicals and of Buffers & Biochemicals Corporation. Rene Trost was promoted to Vice President, European Sales and Service. Rene has run our European operations for the last 3 years and has worked for Dionex for 10 years. Bruce Barton was promoted to Vice President, Asia/Pacific Sales and Service. Bruce has worked in various sales and marketing functions at Dionex for the last 16 years, most recently being responsible for our successful China and worldwide distributor businesses.”

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company’s systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

The company will discuss first quarter results in a conference call on Monday, October 20, 2003, at 1:30 p.m. Pacific Time (PT). To listen to the call live, please tune into the webcast via www.Dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Tuesday, October 21, 2003 until 5:00 p.m. PT Monday, November 3, 2003.

Certain statements regarding sales and earnings contained herein that are not purely historical are forward-looking statements. Factors that may affect sales and earnings causing actual results to differ from these statements are foreign currency fluctuations, competition from other products, economic conditions in the areas in which the company sells its products, and existing product obsolescence. These factors and other risks and uncertainties are discussed in greater detail in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

—TABLES FOLLOW—

DIONEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,

	2003	2002

Net sales	$53,276	$47,272
Cost of sales	18,008	16,951

Gross profit	35,268	30,321

Operating expenses:
Selling, general and administrative	19,168	17,117
Research and product development	4,571	3,906

Total operating expenses	23,739	21,023

Operating income	11,529	9,298
Interest income, net	49	17
Other income (expense)	(332)	32

Income before taxes on income	11,246	9,347
Taxes on income	3,655	3,038

Net income	$7,591	$6,309

Basic earnings per share	$0.36	$0.30

Diluted earnings per share	$0.35	$0.29

Shares used in computing per share amounts:
Basic	20,981	21,122

Diluted	21,786	21,545

DIONEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AT SEPTEMBER 30, 2003 AND JUNE 30, 2003
(In thousands)

	September 30,	June 30,
	2003	2003

	(Unaudited)
ASSETS
Current assets:
Cash and equivalents	$54,113	$46,831
Marketable equity securities	1,535	1,402
Accounts receivable, net	41,537	46,613
Inventories	24,924	25,462
Other current assets	13,669	12,737

Total current assets	135,778	133,045
Property, plant and equipment, net	45,914	45,436
Goodwill and other intangible assets	28,602	28,856
Other assets	5,491	5,763

	$215,785	$213,100

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$1,839	$1,334
Accounts payable	5,958	5,443
Accrued liabilities	26,089	29,045
Income taxes payable	4,264	6,189
Accrued product warranty	3,242	3,188

Total current liabilities	41,392	45,199
Deferred income taxes and other	8,205	8,121
Long term debt	404	500
Stockholders’ equity	165,784	159,280

	$215,785	$213,100

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